Ex. 16.1

February 14, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Jamba, Inc. and, under the date of February 9, 2018, we reported on the consolidated financial statements of Jamba, Inc. and subsidiary as of and for the years ended January 3, 2017 and December 29, 2015, and the effectiveness of internal control over financial reporting as of January 3, 2017. On January 2, 2018, we were notified that Jamba, Inc. engaged Whitley Penn LLP as its principal accountant for the year ending January 2, 2018 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Jamba Inc.’s consolidated financial statements as of and for the year ended January 3, 2017, and the effectiveness of internal control over financial reporting as of January 3, 2017, and the issuance of our reports thereon. On February 9, 2018, we completed our audit and the auditor-client relationship ceased. We have read Jamba Inc.’s statements included under Item 4.01 of its Form 8-K dated January 8, 2018 and its Form 8-K/A dated February 15, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with: 1) Jamba Inc.’s statement that the change was approved by the Audit Committee of the Company’s Board of Directors; 2) Jamba Inc.’s statement that it has appointed Whitley Penn LLP as the Company’s new independent registered public accounting firm and stated reason for changing principal accountants; and 3) Jamba Inc.’s statement that Whitley Penn LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jamba Inc,’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP